UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 12, 2025

MONRO, INC.

(Exact name of registrant as specified in its charter)

New York	0-19357	16-0838627
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

295 Woodcliff Drive, Suite 202, Fairport, New York	14450
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (800) 297-9886

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	MNRO	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 12, 2025, Monro, Inc. (the “Company”) and Nicholas Hawryschuk, the Company’s Senior Vice President – Operations, entered into a letter agreement (the “Agreement”) pursuant to which Mr. Hawryschuk is entitled to certain payments upon termination or a change in control of the Company. A copy of the Agreement is attached to this Current Report as Exhibit 10.68 and incorporated herein by reference.

Under the Agreement, if Mr. Hawryschuk is terminated without Cause or resigns for Good Reason (both as defined in the Agreement) and signs a general release in favor of the Company, he is entitled to (1) base salary earned through the date of termination; (2) one year’s annual base salary; (3) pro rata bonus based on the number of days he was employed during the applicable fiscal year; (4) the immediate vesting of time-vesting equity awards, exercisable for 90 days after the separation date; and (5) the pro rata portion of performance-vesting equity awards based on the performance period and achievement of applicable performance goals. Mr. Hawryschuk will be entitled to the same compensation if he is terminated or resigns for Good Reason within two years of a Change in Control (as defined in the Agreement), except that he will be entitled to two years of base salary payable after the separation date instead of one year.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The 2025 Annual Meeting of Shareholders (“Annual Meeting”) of the Company was held on August 12, 2025. At the Annual Meeting, the Company’s holders of common stock voted on each of the matters described below. Approximately 26,795,000 shares (representing 89% of total shares of common stock outstanding and entitled to vote) were present at the Annual Meeting either in person or by proxy.

1. The Company’s shareholders re-elected the following nominees to serve until their successors have been duly elected and qualified at the Company’s 2026 Annual Meeting of Shareholders. The number of shares of common stock that (i) voted for the election of each director and (ii) withheld authority to vote for each director, as well as the number of broker non-votes, are set forth in the table below.

Nominee	Votes For	Votes Withheld	Broker Non-Votes
John L. Auerbach	20,098,440	4,758,002	1,938,605
Lindsay N. Hyde	20,564,047	4,292,395	1,938,605
Leah C. Johnson	20,734,348	4,122,094	1,938,605
Stephen C. McCluski	19,690,454	5,165,988	1,938,605
Robert E. Mellor	20,139,929	4,716,513	1,938,605
Thomas B. Okray	21,006,842	3,849,600	1,938,605
Peter J. Solomon	20,398,979	4,457,463	1,938,605
Hope B. Woodhouse	22,213,887	2,642,555	1,938,605

2. The Company’s shareholders voted to approve an amendment to the Company’s Amended and Restated 2007 Stock Incentive Plan to increase the number of shares available for issuance. The number of shares of common stock that voted for or against, or that abstained from voting on, the plan amendment, as well as the number of broker non-votes, are set forth in the table below.

Votes For	Votes Against	Abstentions	Broker Non-Votes
21,079,991	1,879,777	1,896,674	1,938,605

3. The Company’s shareholders voted to approve, on an advisory basis, the compensation paid to the Company’s named executive officers. The number of shares of common stock that voted for or against, or that abstained from voting on, the compensation paid to the Company’s named executive officers, as well as the number of broker non-votes, are set forth in the table below.

Votes For	Votes Against	Abstentions	Broker Non-Votes
22,403,043	478,980	1,974,419	1,938,605

4. The Company’s shareholders ratified the re-appointment of PricewaterhouseCoopers, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 28, 2026. The number of shares of common stock that voted for or against, or that abstained from voting for, the ratification of the re-appointment of PricewaterhouseCoopers, LLP are summarized in the table below.

Votes For	Votes Against	Abstentions
23,947,981	963,533	1,883,533

Item 8.01	Other Events.

On August 12, 2025, the Board of Directors declared a quarterly cash dividend of $.28 per share for the second quarter of the Company’s 2026 fiscal year, ending March 28, 2026. The dividend is payable on September 9, 2025 to shareholders of record as of August 26, 2025, including shares of common stock to which the holders of the Company’s Class C Convertible Preferred Stock are entitled. A copy of the press release announcing the quarterly cash dividend is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished as part of this Report:

Exhibit Number	Description

10.68	Letter agreement regarding severance benefits, effective August 12, 2025 between the Company and Nicholas Hawryschuk

99.1	Press release announcing quarterly cash dividend, dated August 13, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONRO, INC.
(Registrant)

August 13, 2025	By:	/s/ Maureen E. Mulholland
Maureen E. Mulholland
Executive Vice President – Chief Legal Officer and Secretary